Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Digital Media Solutions, Inc. on Form S-1 of our report dated April 28, 2020, with respect to our audits of the consolidated financial statements of W4 LLC as of June 28, 2018 and for the six month period then ended, and as of December 31, 2017 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
July 31, 2020